UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 10, 2008

CORECARE SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-24807	22-2840367
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

111 N. 49TH ST., Philadelphia, PA	19139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 471-2358

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8 :           OTHER EVENTS

On September 10, 2008 CoreCare Systems, Inc. subsidiary, Westmeade Healthcare, Inc. (Westmeade), was sued by Alternative Behavioral Services, Inc. (ABS) a company owned by Psychiatric Solutions, Inc. (PSI) in the United States District Court for the Eastern District of Pennsylvania for approximately $996,000.  On January 12, 2009 Westmeade Healthcare, Inc. filed counter claims against ABS for $2,134,000.

Westmeade executed a clinical management contract with ABS effective November 14, 2005.  The contract was necessary to cure certain operating and staffing deficiencies experienced by Westmeade due to the bankruptcy of its sister company Kirkbride Center a psychiatric hospital and residential drug and alcohol rehabilitation program (2002-2004).  The ABS contract provided for a monthly management fee and 50% of Westmeade’s Income before Taxes upon Westmeade achieving a certain patient census.  It also provided ABS with a right of first refusal to purchase Westmeade.

ABS is suing Westmeade for the alleged failure to pay the base management fees, certain  reimbursable costs and “profit sharing” under the Management Agreement.

Subsequently in 2007 Westmeade rejected PSI offer to purchase assets or increase its profit sharing under the management contract.  Westmeade’s position is that such events lead to ABS subsequently terminating the clinical management contract effective March 3, 2008.

As stated in the first paragraph above, Westmeade asserts that ABS failed to perform its obligations under the management agreement and thus Westmeade is not obligated to make the payments claimed by ABS.   Westmeade is counter suing ABS for $2,134,000 in damages resulting from ABS breach of contract including deliberate and intentional interference with Westmeade’s strategic contractual relationships as well as defamation.

Counsel for the Parties have discussed the possibility of mediation with the Court and resolving the litigation through mediation leading to a settlement remains a possibility.  However, management cannot at this time make any statement regarding the outcome of a potential session.

The Corporate Office of CoreCare Systems, Inc is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, PA  19139.  The Corporate Office can be reached at 215-471-2358.  Information on the Company can be accessed at its web site. www.kirkbridecenter.com

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORECARE SYSTEMS, INC.

		By:	/s/ Rose S. DiOttavio
Rose S. DiOttavio,
Date:	May 14, 2009		President & CEO